EXHIBIT 10.28

URANIUM SUPPLY CONTRACT

BETWEEN

[REDACTED]

AND

URI, INC.

Preamble – Object of the Contract

This Contract is for the sale of Uranium Concentrates made this        day of December 2003,

Between:               [REDACTED] having its principal office at [REDACTED] (hereinafter in this Contract called “Buyer”) on the one part.

And:                                                                    URI, Inc., a wholly-owned subsidiary of Uranium Resources, Inc. ( hereinafter in this Contract called “ Seller’ s Parent Company “ ) and a corporation incorporated in the state of Delaware, and having its principal office at 650 South Edmonds Lane, Lewisville, TX, USA 75067; (hereinafter in this Contract called “Seller”) on the other part.

Whereas:                                             Seller and Seller’s Parent Company has agreed to sell to Buyer and Buyer has agreed to purchase Concentrates (as hereinafter defined) from Seller on the terms and conditions hereinafter set forth;

Now in consideration of the mutual covenants and agreements herein contained it is hereby agreed as follows:

Article I – Definitions

1.1                       In this Contract unless the context otherwise requires:

a.                   “Book Transfer” is the transfer of U3O8 in the records of the Converter from the Concentrates account of Seller to the Concentrates account of Buyer, where the final weight and determination of the U3O8 content of the Concentrates has already been made by the Converter;

b.                  “Concentrates” means natural uranium concentrates containing U3O8, which will be supplied from United States mines owned by the Seller;

c.                   “Contract” means this Contract as the same may be modified or amended from time to time in accordance with its terms and expressions “herein”, “hereto”, “hereunder”, “hereof” and similar expressions refer to this Contract;

d.                  “Converter” means one or more of the following facilities:

(i)      Honeywell International’s facility at Metropolis, Illinois, U.S.A.,

(ii)   Cameco’s facility at Blind River and Port Hope, Ontario, Canada;

e.                   “Delivery Certificate” means a document including the information of Delivery Date, delivered quantity and origin by which the Converter confirms Book Transfer of Concentrates for the account of and on behalf of Buyer, and which has been signed by an authorised person of the Converter;

f.                     “Delivery Year” means the calendar year during which delivery of a quantity of Concentrates is made or scheduled to be made pursuant to this Contract;

g.                  “Month” means calendar month;

h.                  “Pound (lb)” means 1 pound avoirdupois;

i.                      “Specifications” means the requirements of the Converter in effect for each delivery of Concentrates in order to convert from U3O8 to UF6 without any penalty or surcharge or the like imposed by the Converter;

j.                      “U3O8” means natural triuranium octoxide, the quantity of the element uranium in Concentrates being established by assay and converted to U3O8 by multiplying the quantity of uranium by 1.1792;

k.                   “UF6” means natural uranium hexafluoride;

l.                      “Year” means a period of 12 consecutive calendar months commencing on 1st January and ending on 31st December and “Annual” has a corresponding meaning.

1.2

a.                    In this Contract, unless the contrary intention appears, words importing the singular shall include the plural and vice versa, and words importing any gender shall include any other gender;

b.                   In this Contract, unless the context requires otherwise, a reference to any statute, statutory rule or regulation shall means that which is amended or substituted if such is amended or substituted during the term of this Contract;

c.                    The Article headings shall not affect the interpretation of this Contract and are used solely for reference purposes;

d.                   In making calculations in accordance with the terms of this Contract, unless defined elsewhere, any figure shall be calculated to the nearest second decimal place.  Whenever pursuant to this Contract a numerical figure is to be rounded or calculated to fewer digits than the number of digits available, then unless otherwise specified herein, the following procedures shall be applied;

(i)                 If the first digit discarded is less than 5, the last digit retained shall not be changed;

(ii)              If the first digit discarded is equal to or greater than 5, the last digit retained shall be increased by 1.

Article II – Annual Quantities and Delivery Schedule of Concentrates

2.1                       Subject to Article IX and X, Seller shall deliver to Buyer Concentrates in each Delivery Year 2005 through to and including 2008 as follows:

Delivery Year	B ase Quantity
Lb U308

2005	300,000

2006	300,000

2007	300,000

2008	300,000

Buyer has a right to exercise plus or minus 15 percent flexibility on the above nominal quantities.

2.2                       The following quantity, converter and delivery date nomination arrangements are agreed:

a)                            By the 1st September of the year prior to the delivery year, Buyer shall provide a following documents to Seller:

i)             Binding notice ( “September Binding Notice” )on the delivery quantity and delivery location.

ii)          Non-Binding notice for the delivery month(s)

At least One Hundred and Twenty (120) days prior to the delivery date, Buyer shall provide a Binding notice ( “ 120 days Binding Notice “) for the delivery date.

There shall be no more two (2) deliveries in each of the delivery years.

2.3                       Each party shall consider in good faith any request by the other to vary the Delivery Schedule, but the Delivery Schedule as determined pursuant to this Article shall not be amended unless the parties agree.

Article III – Delivery

3.1                       Seller shall deliver Concentrates to Buyer, and Buyer shall take delivery of Concentrates from Seller by Book Transfer at the Converter selected under Section 2.3.

(a)                        The delivery shall be deemed to have been made when Concentrates containing a specified quantity of U3O8 are transferred to Buyer’s account by Book Transfer.

(b)                       Seller shall notify Buyer thereof immediately upon transfer of Concentrates.

3.2                       Title to, and all risks of loss in, and liability for, any personal loss or injury or any property damage caused by Concentrates delivered to Buyer in accordance with Section 2.1 shall pass to Buyer when the Concentrates are transferred to Buyer’s account by Book Transfer.

3.3                       Subject to this Contract, Seller shall indemnify and hold harmless Buyer from and against all costs, expenses, claims, damages and injuries incurred or arising in respect of the ownership, storage, transportation, possession or use of Concentrates prior to Book Transfer to Buyer by Seller pursuant to this Contract.  Buyer shall indemnify and hold harmless Seller from and against all costs, expenses, claims, damages and injuries arising in respect of the ownership, storage, transportation, possession or use of Concentrates subsequent to Book Transfer to Buyer by Seller pursuant to this Contract.

Article IV – Specifications

4.1                       The Concentrates delivered hereunder by Seller to Buyer shall conform to the Specifications of the selected Converter at the time of delivery.

Article V – Warranty and Limitation of Liability

5.1                       Seller warrants that it will give to Buyer good and marketable title to all Concentrates delivered hereunder and that such Concentrates will be delivered free and clear of all liens, claims, charges and encumbrances of any kind and type whatsoever.

5.2                       Under no circumstances whatsoever and howsoever arising shall either party be entitled to recover indirect or consequential damages of any nature including, but not by way of limitation, any consequential loss or damage incurred by the other party.

Article VI – Price of Concentrates

For all pounds U3O8 delivered hereunder, the price (“Purchase Price”) to Seller shall be:

The simple average of (A) US$[REDACTED] per pound escalated from the 4th quarter of calendar year 2003 until the last day of the quarter immediately prior to the delivery quarter by the changes in the U.S. GDP-IPD index, and (B) the Market Price.  In no event, however, shall the price paid to Seller be less than US$[REDACTED] per pound U3O8 or higher than US$[REDACTED] per pound U3O8, both values respectively escalated as per (A) above.

The Market Price shall be determined as the simple average of 1) the U3O8 Spot Price Indicator last published by TradeTech during the month immediately preceding the month in which a 120 days Binding Notice is due from Buyer and 2) the Ux U3O8 Price last published by the Ux Consulting Co. for the month immediately preceding the month in which a 120 days Binding Notice is due from Buyer.

U.S. GDP-IPD means the most recent Gross Domestic Product Implicit Price Deflator Index published by the US Department of Commerce, Washington, DC, Bureau of Economic Analysis National income and Wealth Division; “Survey of Current Business” through the end of the quarter preceding the quarter in which delivery occurs.

If the U.S. GDP-IPD is discontinued or the basis of its calculation is substantially modified, an index which can reasonably be expected to produce approximately the same results shall be substituted by mutual agreement of the parties.  If Buyer and Seller are unable to agree within 60 days of the date upon which one party receives notice from the other of its claims regarding the U.S. GDP-IPD, the matter shall be resolved by binding arbitration according to 12.2.

The Purchase Price is inclusive of:

•                  Freight, insurance and other transportation charges to the point of delivery at the conversion plant;

•                  All royalties, environmental control costs, taxes and other imposts until arrival at the conversion plant;

•                  Weighing, sampling and assaying fees; and

•                  Book transfer fee charged to Seller by converter

•                  Any surcharges assessed by the converter with reference to that converter’s specifications and book transfer fee.

Article VII – Taxes

7.1                       Seller shall be responsible for and bear any and all taxes, duties, and imposts of any kind which are imposed on or with reference to the Concentrates prior to and coincident with Book Transfer.

7.2                       Buyer shall be responsible for and bear any and all taxes, duties, and imposts of any kind which are imposed on or with reference to the Concentrates subsequent to Book Transfer.

Article VIII – Invoicing and Payment

8.1                       In respect of each quantity of Concentrates delivered pursuant to Article 2 and Article 3, Seller shall promptly after delivery forward to Buyer an invoice (in duplicate), together with the back-up data necessary to enable Buyer to verify the price indicators and/or published statistics used to calculate the Purchase Price, and Delivery Certificate.

8.2                       Seller shall issue an invoice for 100% of the sum arrived at by multiplying the total quantities of U3O8 (expressed in Pounds) contained in such delivery by the Purchase Price.

8.3                       Buyer shall pay to Seller the invoice value by telegraphic transfer within thirty (30) days from the date when Buyer receives an invoice by fax together with the applicable Book Transfer Certificate, provided that the original invoice follows by mail.

8.4                       Any other amounts which either party is obliged to reimburse to the other party pursuant to this Contract shall be paid by telegraphic transfer within thirty (30) days after the date of receipt of invoice by fax, provided that the original invoice follows by mail.  Invoices not paid when due shall bear interest at the annual rate of prime (as published in the Wall Street Journal) plus 2%.

8.5                       If any invoice due date is not a business day in the United States of America, then such invoice shall become payable on the next business day both in [REDACTED] or United States of America.

Article IX – Force Majeure

9.1              (a)                                 For the purposes of this Contract, “Force Majeure” means an act, event or cause beyond the reasonable control and without the wilful default or negligence of the party concerned including, without limiting the generality of the foregoing;

(i)                          acts of God, perils of the sea, accidents of navigation, war, sabotage, riot, insurrection, civil commotion, national emergency (whether in fact or law), martial law, fire, flood, cyclone, earthquake, landslide, explosion, strike, lock out, boycott, epidemic, quarantine, radiation or radioactive contamination;

(ii)                       restriction, restraint, prohibition, requisition, expropriation, direction or embargo by legislation, regulation, decree or other legally enforceable order of any government or governmental or other competent authority (including any court of competent jurisdiction); and

(iii)                    refusal, revocation or suspension of any permit, licence, authorisation or certificate referred to in Article XIII.

(b)         Force Majeure means:

(i)                          in the case of Seller – those Force Majeure acts, events or circumstances which affect the conduct of the Seller’s U.S. mines, the production of U308 thereat, or the delivery of U308 by Seller to Buyer.

(ii)                       In the case of Buyer – those Force Majeure acts, events or circumstances which affect the taking delivery of U308 from Seller.

9.2                       If either party is prevented or delayed or anticipates that it will be prevented or delayed in the performance of any of its obligations under this Contract by Force Majeure, then subject to that party giving notice to the other party in accordance with Section 9.3 and requesting a suspension of its obligations, the performance of this Contract shall be suspended for any actual period of any prevention or delay and the party or parties shall be excused from the performance of the Contract as the case may be.

9.3                       A notice required by Section 9.2 shall be given as promptly as practicable and in any case within thirty (30) days after the party giving the notice first determines that any act, event or circumstance constitutes or may constitute Force Majeure and the notice shall specify the following details:

(a)                        the matters constituting or likely to constitute Force Majeure, together with evidence thereof;

(b)                       an estimate of the period within which the prevention or delay will continue;

(c)                        the action taken or proposed to be taken to minimise or overcome the prevention or delay;

(d)                       the extent to which delivery or acceptance of U308 will be affected.

9.4                      (a)                         During the period of any prevention or delay notified the party giving the notice shall promptly advise the other party of any change in the nature of the Force Majeure.

(b)                       A party giving the notice under this Article may at any time withdraw or cancel the notice and in such case any right of suspension of performance shall be at an end from the date of cancellation of the notice.

(c)                        The party giving the notice shall endeavour to minimise the prevention or delay resulting from the Force Majeure.

9.5                       If, because of Force Majeure, Seller’s ability to deliver Concentrates hereunder is partially affected but not stopped entirely, the parties shall discuss a fair basis upon which deliveries to Buyer will be reduced.

9.6                       If the disability resulting from Force Majeure lasts for more than 180 days from the date of notice in accordance with Section 9.3, the party receiving the notice, may at any time prior to advice of cessation of that disability (but not after the date of that advice) by notice in writing to the other, cancel the whole or any part of any quantity of Concentrates due to be delivered during the period of Force Majeure.

9.7                       If the disability resulting from Force Majeure lasts for more than 12 months from the date of notice in accordance with Section 9.3, either party, may at any time prior to advice of cessation of that disability (but not after the date of that advice) by notice in writing to the other, terminate this Contract.

Article X – Non Compliance

10.1                 Except as provided in Article IX, if either party defaults in the observance of performance of an obligation in a material way under this Contract and such default continues for a period of ninety (90) days after the other party has given written notice to the defaulting party specifying such default, then such other party shall have the right to terminate this Contract by notice in writing to the defaulting party.

10.2                 The measure of damages or compensation payable in the event of breach of this Contract shall not in any circumstances (including circumstances entitling termination of this Contract pursuant to this Article) extend to consequential or indirect damages.

10.3                 If either party shall be adjudged bankrupt or insolvent under similar proceedings (including without limitation proceedings for the appointment of a trustee or receiver but excluding any proceedings for the purpose of reconstruction only) then the other party shall have the right to terminate this Contract by notice to such first mentioned party.

10.4                 Subject to the limitations set forth in Section 10.2, a party terminating this Contract pursuant to this Article shall have the rights and remedies provided under applicable law.

Article XI – Term and Termination

11.1                 Subject to the necessary approval stated in Article XIII of this Contract, this Contract shall enter into effect and shall remain in force unless, agreed by both parties, until the end of year 2008.

11.2                 Notwithstanding Section 11.1;

(a)                        this Contract may, without any cost to or liability of the Buyer, be terminated by the Buyer at its absolute discretion upon giving written notice to the Seller if one or more of the following conditions precedent to the ongoing effectiveness of this Agreement are not met:

(i)                                     the Seller cannot reasonably satisfy the Buyer on or before May 15, 2004, either by providing to the Buyer written evidence from its financiers that is reasonably acceptable to the Buyer evidencing that it has received the required financing from those financiers or other evidence reasonably satisfactory to the Buyer, that the Seller has secured financing to begin and complete plant construction, well field development and processing upgrades to its facilities that, in the Buyer’s reasonable opinion, will allow the Seller to fulfil all its obligations to the Buyer under this Contract; or

(ii)                                  the Buyer reasonably concludes on or before October 1, 2004 that the Seller will be unable to maintain production of U3O8 at its production facilities at levels to allow the Seller to fulfil all its obligations to the Buyer under this Contract, and in each case the Buyer must notify the Seller of its decision to so terminate no later than ten (10) business days after the dates referred to in (i) and (ii) above, respectively.

(b)                       this Contract is subject to earlier termination in accordance with Section 9.7 or Article X; and

(c)                        if needed for the purposes of Article VI and Article IX, the term of this Contract shall be extended to enable delivery of any delayed deliveries to be made and for the quantity of U3O8 therein to be determined, priced, invoiced and paid for in full.

11.3                 Termination of this Contract in accordance with Section 9.7 or Article X by a party entitled to effect such termination, shall;

(a)                        take effect from the date of receipt of the notice of termination by the other party;

(b)                       operate as a discharge of performance of the unexecuted portion of this Contract, except performance of any obligation outstanding at the date on which the notice of termination takes effect;

(c)                        not abrogate or prejudice any right (whether conferred by this Contract or existing by law or in equity) of either party in respect of any antecedent breach by the other of any obligations under this Contract.

Article XII – GOVERNING LAW AND ARBITRATION

12.1                        Governing Law

This Agreement shall be governed by, construed, and enforced in accordance with, and its validity shall be determined under, the laws of the State of New York, the United States of America, without giving effect to any conflicts-of-law rules requiring the application of the substantive law of any other jurisdiction, and it shall be deemed to have been executed and performed in the State of New York.  The Parties hereby exclude the application of the United Nations Convention on Contracts for the International Sale of Goods (CISG) to this Agreement.  The Parties expressly state their intention that the laws of [REDACTED] shall not, under any circumstances, apply in any way to the interpretation of this Contract.  In the event this Contract is translated and there exists any difference between the foreign language version and this English version, this English version shall prevail.

12.2    Arbitration

Any dispute, controversy or claim arising out of or relating to this Agreement shall be finally resolved by arbitration in accordance with the rules of the American Arbitration Association then obtaining.  Unless otherwise agreed in writing by the Parties hereto, the arbitral panel shall consist of three (3) arbitrators, one to be appointed by each Party and the third to be appointed by the two arbitrators appointed by the Parties.  In the event that a Party fails to appoint an arbitrator within fifteen (15) days after any such dispute, controversy or claim has been referred to arbitration hereunder, then, in such event, the other Party may request the American Arbitration Association to appoint an arbitrator for the Party failing to make such appointment.  In the event that the third arbitrator has not been appointed within thirty (30) days after any such dispute, controversy or claim has been referred to arbitration hereunder, then, in such event, either Party may request the American Arbitration Association to appoint such third arbitrator.  The arbitration proceedings, all documents submitted therein and the award of the arbitral panel shall be in the English language, and all members of the arbitral panel shall be fluent in English.  The arbitration proceedings shall be held in New York, New York, the United States of America.  The arbitral panel shall apply the rules of procedure applicable to civil actions in the courts of the state of New York; provided, however, that both Parties shall be entitled to representation by counsel, to appear and present written or oral evidence and argument and to cross-examine witnesses presented by the other Party.  The arbitral award shall be in writing and the arbitral panel shall provide written reason for its award.  The award of the arbitral panel shall be final and binding upon the Parties.  The Parties waive any rights to appeal or to review such award by any court or tribunal, and such award shall be final and binding. Each Party agrees that any arbitral award or final judgment rendered against it in any action or proceeding relating in any way to this Agreement shall be conclusive and may be enforced, to the extent permitted by applicable law, in any court in the state of New York, by suit on the arbitral award or judgment, a certified copy of which arbitral award or judgment shall be conclusive evidence thereof, or by such other means provided by applicable law.  The Parties further agree to undertake to carry out without delay the provisions of any arbitral award or order.  A Party may disclose the contents of an award of the arbitral tribunal only to affiliates, Governmental Authorities or other persons as required by applicable law.

(a)                                  To the extent any Party has or may acquire any immunity (sovereign or otherwise) from jurisdiction of any arbitral tribunal or court in or in connection with any arbitration under this Agreement or any proceeding, action, lawsuit or process (whether through service or notice, attachment in aid of execution, execution or otherwise) pursuant to, in aid of, arising out of, in confirmation or registration of, or to enforce, an award of an arbitration proceeding under this Agreement, each Party, solely for the purpose of such arbitration proceeding, action, lawsuit or process, hereby irrevocably waives such immunity.  The foregoing waiver and consent are intended to be effective to the fullest extent now or hereafter permitted by the applicable law of any jurisdiction where any suit, action or proceeding with respect to an arbitration under this Agreement may be commenced, including the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States of America and are intended to be irrevocable and not subject to withdrawal for purposes of such act.

Pending the final decision of the arbitrator of a dispute hereunder, Buyer and Seller shall diligently proceed with the performance of any portion of the Agreement without prejudice to a final adjustment in accordance with the decision rendered by the arbitral tribunal with respect to such dispute.

Article XIII – Governmental Permits

13.1      Deliveries of Concentrates hereunder are subject to the grant and continuance in force of all necessary permits, licenses, authorisations and certificates.

Seller shall at its own cost be responsible for obtaining and maintaining all permits, certificates, licenses and authorisations necessary for performing its obligations based on the Contract.

13.2      Buyer shall at its own cost be responsible for obtaining and maintaining all permits, certificates, licences and authorisations necessary for performing its obligations based on the Contract.

13.3      Each party shall at its own expense afford the other party all reasonable assistance in applying for or obtaining any permit, licence, authorisation or certificate necessary for the purposes of this Contract.

Article XIV – Safeguards-Use of Concentrates

14.1      Buyer and seller agree that the Concentrates supplied hereunder, will be used only for peaceful purposes and will be subject to the safeguard provisions of the agreements of the governments involved for the cooperation in the field of nuclear nonproliferation in effect as of the effective date of this Agreement, and as the same may be subsequently amended.

Article XV – General and Notices

15.1      The terms and conditions of this Contract and all information flowing to a party by reason of the operation hereof shall be kept and remain confidential and each party undertakes that neither it nor its employees, agents or representatives shall, without the prior written consent of the other party, disclose such terms, conditions or information to third persons unless disclosure relates to information already within the public domain or is;

(a)                        required by law or by the Government regulation;

(b)                       reasonably necessary for submission to an arbitrator pursuant to Article XII or for the purposes of any administrative or legal proceedings involving both parties;

(c)                        required by any stock exchange on which the shares of such party may then be listed for quotation;

(d)                       reasonably necessary for financing purposes; or

(e)                        made to legal and financial advisers or certified public accountants of either party who are bound to treat any information disclosed to them as confidential.

15.2      This Agreement shall not be assigned by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided that either Party may, without such consent, assign this Agreement and its rights or obligations hereunder to its subsidiary, affiliate, trust, or financial institutions.  In no event shall any such assignment be construed as a novation or discharge of the assigning party’s obligations hereunder.  Except as so provided, any purported assignment hereof shall be invalid.

15.3      No amendment or modification of this Contract shall be binding on the parties unless made in writing and signed or executed by or on behalf of both parties.

15.4                 In any event Seller’s Parent Company shall guarantee all the necessary performance of Seller described in this Contract.

15.5                (a)                         All notices, notifications, consents, advices, requests, demands, directions, instructions, reports and other communications (in this Section 15.4 called “Communications”) required, permitted or authorised to be made or given pursuant to this Contract shall be made or given in writing and either personally served or sent airmail letter (postage prepaid) or facsimile addressed as follows:

(i)                                     To Seller:

URI, Inc.

650 S. Edmonds Lane

Suite 108

Lewisville, TX 75067

Attention: Paul K. Willmott

Facsimile:

(ii)                                  To Buyer:

[REDACTED]

with copy to: [REDACTED]

(b)                       Either party may from time to time by notice in writing to the other change its address for receipt of Communications.

(c)                        For the purposes of this Contract, Communications shall unless otherwise agreed:

(i)                          be in the English language;

(ii)                       be deemed to be given only when actually received by the party to which they are addressed;

(iii)                    be promptly acknowledged by the party to which they are addressed; and

(iv)                   be signed by an authorised person of that party.

IN WITNESS WHEREOF the parties hereto have caused these presents to be executed as attested to by their duly authorised signing officers in that behalf as at the day and year on which the last party signed below.

[REDACTED]

Name :	[REDACTED]
Title :	[REDACTED]

Date :

Place :

URI, INC.

Name :	Paul Willmott
Title :	President

Date :

Place :

Uranium Resources, Inc. (Seller’s Parent Company)

Name :	Paul Willmott

Title :	President

Date :

Place :